Exhibit 99.1

AXSYS TECHNOLOGIES ANNOUNCES 43% GROWTH IN SALES AND 87% GROWTH IN EPS FOR THE THIRD QUARTER

Axsys Increases 2008 Guidance and Establishes 2009 Guidance

ROCKY HILL, CT – October 22, 2008– Axsys Technologies, Inc. (NASDAQ:AXYS), a global leader in the design and development of high-performance surveillance cameras, imaging systems and related motion control technologies, today announced financial results for the third quarter ended September 27, 2008.

During the third quarter of 2008, Axsys generated sales of $64.8 million, compared to $45.2 million in the third quarter of 2007.  Net income was $8.0 million or $0.69 per diluted share, up from $4.1 million or $0.37 per diluted share in the third quarter of 2007.

A $199 thousand loss from our discontinued AST Bearings business adversely impacted net income in the third quarter of 2008 compared to $383 thousand of net income from discontinued operations in the third quarter of 2007.  Excluding this activity, our income from continuing operations was $8.2 million or $0.71 per diluted share, up from $3.8 million or $0.34 per diluted share in the prior year period. Our results for the third quarter of 2008 were favorably impacted by a below average tax rate of 31.6%.

Third Quarter Financial Highlights from Continuing Operations

Period comparisons vs. the third quarter of 2007.

•                  Sales increased 43% to a record $64.8 million;

•                  Gross margin improved to 34.9% from 32.4%;

•                  Operating margin improved to 18.2% from 13.5%;

•                  Net income increased 118% to $8.2 million;

•                  Diluted earnings per share increased 109% to $0.71;

•                  Backlog increased to a record $184.5 million.

Sales growth in the third quarter of 2008 was mainly driven by continued strong demand for infrared cameras and lenses.  Our Nashua facility also made a concentrated effort to increase shipments during the third quarter in order to mitigate the anticipated disruption associated with the Surveillance Systems Group’s move to a second Nashua facility in the fourth quarter.  The growth in sales resulted in improved leverage in both business segments. The Imaging Systems Group’s margins were also positively impacted by a favorable product mix during the quarter.  Backlog growth was mainly attributable to strong demand for thermal camera systems.

Segment Sales

(Millions)

	Three Months Ended:		Nine Months Ended
	Sep 27, 2008	Sep 29, 2007	Sep 27, 2008	Sep 29, 2007
Surveillance Systems Group	$17.4	$12.5	$56.1	$32.5
Imaging Systems Group	47.4	32.7	125.4	91.2

Compared to the same period in the prior year, the Surveillance Systems Group increased sales by 39%.  This segment’s growth was due to continued strong demand for a variety of camera systems, particularly for use in land-based perimeter security and border protection applications.

The Imaging Systems Group’s sales grew 45% year over year. Increased throughput in our motion control and infrared lens businesses drove the growth in this segment.

“Both of our business segments performed impressively during the third quarter,” said Stephen W. Bershad, Chairman and CEO of Axsys Technologies.  “All year, we have challenged our business presidents to increase throughput and improve on-time deliveries.  Due to their efforts, our sales growth in the third quarter outpaced our ability to scale our operating expenses proportionately, which resulted in our unusually high operating margin.”

Fiscal 2008 Earnings Guidance Increase

Axsys is increasing its full-year 2008 guidance as follows:

•                  Sales are expected to be in the range of $242 million to $244 million, up from the $237 million to $241 million range previously provided.

•                  Diluted earnings per share are expected to be in the range of $2.28 to $2.30, up from the previous guidance of $2.09 to $2.15.

“As of today, our new Nashua facility is fully operational, giving both business segments the space that they need for continued growth,” continued Mr. Bershad. “While we expect to finish the year strongly and exceed our previously released full-year financial guidance, fourth quarter results will be impacted by increased spending, holiday shutdowns and the one-time costs and production disruptions associated with the Nashua facility relocation.”

Fiscal 2009 Earnings Guidance

Axsys announces guidance for full-year 2009 continuing operations as follows:

•                  Sales are expected to be in the range of $278 million to $282 million.

•                  Diluted earnings per share are expected to be between $2.66 and $2.72.

“In these uncertain economic times, we are fortunate that our products are largely sold into markets that are not directly affected by the general economy,” continued Mr. Bershad. “In addition, since our technologies provide our soldiers with potentially life-saving tactical advantages at relatively low cost, we believe that we are well positioned for continued growth regardless of the outcome of the upcoming presidential election.  This dynamic, combined with our record backlog, gives us confidence that we can achieve 15% sales growth next year, even on top of this year’s substantial growth.”

Conference Call

Management will conduct a conference call to review the Company’s financial results on Thursday, October 23, 2008 at 10:00 a.m. Eastern Time.  Shareholders, institutional investors and equity research analysts are invited to participate in the call by dialing 1-888-713-4218 and providing the operator with the conference ID# 64390040 to enter the call. Callers are advised to dial into the call at least ten minutes prior to the call to register.  Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PCE8CGRRJ.

Pre-registrants will be issued a pin number to use when dialing into the live call.  The pin will enable participants to bypass the operator for quicker access to the call.

The conference call will be webcast live via the Investor Relations section of the Company’s web site at www.axsys.com.  A replay of the webcast will be available shortly after the conclusion of the call for a period of approximately 90 days.

About Axsys

Axsys Technologies, Inc. is a global leader in the design and development of high-performance surveillance cameras, imaging systems and related motion control technologies, serving the aerospace, defense, and high-performance commercial markets.  For more information, visit www.axsys.com.

Contacts

David A. Almeida	Julie L. Oakes
Chief Financial Officer	Director of Investor Relations
(860) 257-0200	(860) 594-5751
Invest@axsys.com

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as “expect,” “anticipate,” “plan,” “may,”  “will,” “estimate” or other similar expressions.  Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially.  Important factors, which could cause actual results to differ materially, are described in Axsys’ reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including without limitation: changes in the U.S. federal government spending priorities; the Company’s ability to compete in the industries in which it operates, including the introduction of competing products or technologies by other companies and/or pricing pressures from competitors and/or customers; the potential for the Company’s backlog to be reduced or cancelled; the Company’s ability to implement its acquisition strategy and integrate its acquired companies successfully; the Company’s ability to manage costs under the Company’s fixed-price contracts effectively; and changes in general economic and business conditions.  These statements reflect the Company’s current beliefs and are based upon information currently available to the Company.  Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.

AXSYS TECHNOLOGIES, INC.

Consolidated Statements of Operations

(Dollars in thousands, except share and per share data - Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007

Sales	$64,793	$45,218	$181,540	$123,712
Cost of sales	42,173	30,560	118,988	83,910
Gross profit	22,620	14,658	62,552	39,802

Selling, general and administrative expenses	8,602	7,131	26,715	18,720
Research, development and engineering expenses	2,201	1,436	6,255	4,383
Operating income	11,817	6,091	29,582	16,699
Interest expense	(12)	(191)	(37)	(463)
Interest income	49	55	237	174
Other income (expense), net	110	17	231	(235)
Income from continuing operations before income taxes	11,964	5,972	30,013	16,175
Provision for income taxes	3,777	2,216	10,489	6,135
Income from continuing operations	8,187	3,756	19,524	10,040
(Loss) income from discontinued operations, net of income taxes	(199)	383	(325)	929
Net income	$7,988	$4,139	$19,199	$10,969

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.73	$0.35	$1.77	$0.94
Discontinued operations	(0.02)	0.04	(0.03)	0.09
Total	$0.71	$0.39	$1.74	$1.03
Weighted average basic common shares outstanding	11,153,957	10,722,393	11,029,054	10,688,869

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.71	$0.34	$1.71	$0.91
Discontinued operations	(0.02)	0.03	(0.03)	0.08
Total	$0.69	$0.37	$1.68	$0.99
Weighted average diluted common shares outstanding	11,522,287	11,140,374	11,437,555	11,031,234

AXSYS TECHNOLOGIES, INC.

Consolidated Balance Sheets

(Dollars in thousands, except share and per share data)

	September 27, 2008	December 31, 2007
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,016	$15,304
Accounts receivable – net	34,409	14,140
Inventories – net	63,627	52,362
Income taxes – deferred	6,033	3,923
Prepaid expenses	1,545	1,047
Other current assets	614	491
TOTAL CURRENT ASSETS	114,244	87,267
PROPERTY, PLANT AND EQUIPMENT – net	22,671	17,876
INTANGIBLE ASSETS – net	11,468	12,286
GOODWILL	85,620	85,620
OTHER ASSETS	1,395	1,634
TOTAL ASSETS	$235,398	$204,683

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$19,002	$8,594
Accrued expenses and other current liabilities	18,145	22,381
Deferred income	7,245	12,742
TOTAL CURRENT LIABILITIES	44,392	43,717
OTHER LONG-TERM LIABILITIES	10,221	8,836

SHAREHOLDERS’ EQUITY:
Common stock	112	108
Capital in excess of par	113,778	104,674
Accumulated other comprehensive income	(120)	(81)
Retained earnings	67,015	47,816
Treasury stock	—	(387)
TOTAL SHAREHOLDERS’ EQUITY	180,785	152,130

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$235,398	$204,683